Exhibit 10.3(a)

July 20, 2004

Mr. Gary M. Spitz

225 Warrenton Drive

Houston, TX 77024

Re: Separation Agreement dated April 26, 2004, as amended pursuant to a Letter Agreement dated June 8, 2004 (“collectively referred to as the “Agreement”),.

Dear Gary:

Pursuant to our conversation, the parties wish to amend the Agreement as follows:

Paragraph 1 is deleted in its entirety and replaced with the following:

1.	You hereby agree to remain employed with the Company as Chief Financial Officer, with such duties and authority commensurate with that position as determined from time to time by the Company’s Board of Directors, until August 31, 2004, or such earlier or later date that is mutually agreed to by you and the Company. You will resign from your positions as an officer and employee of the Company and all other direct and indirect subsidiaries and affiliates of the Company as of August 31, 2004 (or such other earlier or later date that is mutually agreed to by you and the Company) (August 31, 2004 or such other date, the “Separation Date”).

In consideration of your agreement to remain employed with the Company until August 31, 2004, the Company agrees to: (i) pay you your regular salary for the month of August plus an additional one month salary of ($25,000) payable as soon as practicable (but in no event later than five (5) business days following the Final Release Effective Date; (ii) pay the full cost of the your continuing medical coverage under COBRA through the earlier of: (a) August 31, 2005; or (b) the date the you obtain other medical coverage through another employer; and (iii) allow you to maintain your current KRATON phone number 832.204.5421 for a period of six (6) months following your Separation Date. You acknowledge and agree to notify the Company immediately upon obtaining medical coverage though another employer. You further acknowledge that in the event you are not employed with another company during the month of September, you will provide an additional seven (7) days of consulting

PO Box 61070 Houston, TX 77208-1070

700 Milam, North Tower, 13th Floor Houston, TX 77002

services to KRATON during the month of September to assist in transition matters to the new KRATON Chief Financial Officer. It is agreed that you will provide these seven days of consulting at no additional consideration to KRATON.

All other terms and conditions of the Agreement remain unchanged.

Sincerely,

/s/ GEORGE GREGORY
George Gregory

Agreed and Accepted by:

/s/ GARY M. SPITZ
Gary M. Spitz